                                                                    EXHIBIT 12.1


                             AVONDALE INCORPORATED
              STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES
                      (AMOUNTS IN MILLIONS, EXCEPT RATIOS)


                                                                   Fiscal Years Ended
                                                1994          1995         1996          1997          1998
                                              --------      --------     --------      --------     --------
Fixed Charges:

   Interest expense                               $6.5         $14.3        $18.5         $26.2         23.3

   Discount and expenses on sale of
      accounts receivable                           --            --          3.7           6.6          7.3
   Amortization of debt issuance costs              --            --           .9           1.1          1.1
     Fixed Charges                                ----         -----        -----         -----        -----
                                                  $6.5         $14.3        $23.1         $33.9        $31.7
                                                  ====         =====        =====         =====        =====

Earnings
   Pretax income before
      extraordinary item                         $22.6         $34.0        $22.7         $37.9        $55.4
   Fixed charges                                   6.5          14.3         23.1          33.9         31.7
                                                 -----         -----        -----         -----        -----
      Earnings                                   $29.1         $48.3        $45.8          71.8         87.1
                                                 =====         =====        =====         =====        =====
Ratio of Earnings to Fixed Charges                 4.5x          3.4x         2.0x          2.1x         2.8x